Exhibit 10.1

SUPPLY AND SERVICES AGREEMENT

This Supply and Services Agreement (the “Agreement”) is entered into as of September 6, 2019 (the “Effective Date”) by and between LIQUIDMETAL COATINGS ENTERPRISES, LLC. a Delaware limited liability company with principal offices at 20404 Whitewood Drive, Spring, TX 77373 (“LMC”) and Victory Oilfield Tech Inc. (formerly, Victory Energy Corporation), a Nevada corporation with its headquarters office at 3355 Bees Cave Road, Suite 608, Austin, TX 7874 (“Victory”). Victory and LMC are referred to herein as “Party” or “Parties”.

RECITALS

WHEREAS, on August 21, 2017, Victory entered into a transaction agreement with Armacor Victory Ventures, LLC, a Delaware limited liability company (“Armacor”), the closing of the transactions contemplated by the transaction agreement also occurred on August 21, 2017.

WHEREAS, Article 3 of that certain Exclusive Sublicense Agreement, dated August 21, 2017, between Armacor and Victory (the “License”) the License contemplates that LMC will supply ARMACORTM and Liquidmetal® branded Materials (as defined in the License) to Victory pursuant to a mutually agreeable supply agreement.

WHEREAS, LMC desires to sell to Victory and Victory desires to purchase from LMC the Products specified herein on the terms and conditions stated and this Agreement constitutes the supply agreement referred to in Article 3 of the License.

WHEREAS, Victory desires to receive certain technical services from LMC as further specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereby agree as follows:

TERMS

1.	Definitions.

1.1.	“Affiliate or affiliate” in relation to either Party means any Person directly or indirectly controlled by, controlling, or under common control with that Party.

1.1.	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the United States are authorized or obligated by law or executive order to close. For avoidance of doubt, reference to a “day”, as opposed to a Business Day, shall mean a calendar day.

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1.2.	“Defect” shall mean the failure of Product to comply with the warranty or specifications.

1.3.	“Delivery Date” shall mean the date LMC is required to deliver the Product to the destination designated on Victory’s purchase order.

1.4.	“Effective Date” shall have the meaning ascribed to it in the first paragraph of this Agreement.

1.5.	“FOB LMC Freight Collect” shall mean that Victory will pay the cost of freight to bring the Products to the Victory facility.

1.6.	“Force Majeure” means in relation to either Party, any circumstances beyond the reasonable control of that Party, including war (whether declared or undeclared), acts of God, including fire, flood, storms and earthquakes, embargoes, or federal government action limiting hydraulic fracturing, riot, civil disturbance, insurrection, sabotage, and events or occurrences adversely impacting Supplier’s Facility, but excluding (i) economic downturns, (ii) recessions, (iii) depressions, and (iv) strikes, lock-outs or other similar acts of the Party’s employees.

1.7.	“Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, trademark, trade secret, or other laws, including without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data and research results anywhere in the world.

1.8.	“LMC/Armacor Agreements” means the agreements signed on August 21, 2018.

1.9.	“Person” shall mean any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government or any department or agency of any government.

1.10.	“Product(s)” shall mean metal powders and wire including the Liquidmetal® Armacor coatings materials, coating formulations (whether existing formulations or formations hereafter created), and related wire products (whether existing products or those hereafter created).

1.11.	“Price” shall mean the price per unit for the Products on Schedule A as may be amended.

1.12	“Purchase Order” means the documents by which Victory orders Product from Supplier.

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1.12.	Risk Transfer shall occur when Victory inspects and accepts the Products or otherwise as specified in the purchase order which shall occur no later than five (5) business days of receipt by Victory of the Products.

1.13	“Supplier” means LIQUIDMETAL COATINGS ENTERPRISES, LMC or any of its Affiliates, designated or contracted partners.

1.14	“Supplier Intellectual Property” means all Intellectual Property developed and/or owned by Supplier prior to, on or after the date of this Agreement. For clarification, to the extent any Supplier Intellectual Property is incorporated into the Product by or on behalf of Supplier prior to delivery of the Product to Victory, such Intellectual Property and any development, enhancement or derivative thereof, shall remain the property of Supplier.

1.15	“Victory Intellectual Property” means all Intellectual Property developed and/or owned by Victory prior to, on or after the date of this Agreement. For clarification, to the extent any Victory Intellectual Property is incorporated into the Product by or on behalf of Victory after the delivery of the Product to Victory, such Intellectual Property and any development, enhancement or derivative thereof, shall remain the property of Victory.

2	Term of Agreement. This Agreement becomes effective on the Effective Date and shall remain in effect for a period of five (5) years thereafter unless earlier terminated as provided for herein. The Term of this Agreement will automatically renew for successive one (1) year periods so long as the License is effective.

3	List of Schedules. This Agreement includes the following Schedules, which are incorporated herein and made a part hereof: Schedule A – Price List.

4	Scope of Agreement. The Parties agree that this Agreement shall govern the terms and conditions of any purchase orders, and any amendments thereto, issued by Victory subsequent to the Effective Date and prior to the expiration of this Agreement.

5	Preferred Purchaser; Price and Volume Discounts

5.1	Supplier agrees that Victory shall be considered a preferred purchaser and, accordingly, prices paid by Victory for Products during the Term of this Agreement shall be no greater than the lowest prices charged by Supplier for the same Product to any current or future purchasers of the Products during any period covered by this Agreement.

5.2	LMC’s current price list and volume discounts are set forth in Schedule A. The prices shall be in U.S. Dollars and prices shall include the cost of packaging and labeling. LMC may change pricing by amending Schedule A and LMC will provide ninety (90) days advance notice to Victory before a change in price.

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6.	Forecast of Demand. Victory shall provide, on a quarterly basis, a non-binding 3-month rolling volume forecast of its anticipated Product requirements (“Forecast Amount”). Supplier shall notify Victory within ten (10) Business Days of receiving a Forecast Amount or update thereto if Supplier anticipates being unable to meet the anticipated Product, price, delivery and quality requirements.

7.	Placement of Purchase Orders.

7.1	To purchase Products hereunder, Victory shall issue Purchase Orders that shall specify the quantity of each Product ordered and the place(s) of delivery and the Delivery Date(s) for each such Product. The place of delivery shall be deemed to be FOB LMC, Freight Collect unless otherwise expressly specified in the Purchase Order. Other than pursuant to a Purchase Order issued by Victory and accepted by LMC, Victory shall not be obligated to purchase any quantity of Product from LMC.

7.2	The Parties may issue/accept Purchase Orders in various formats, including electronic purchase orders, emails and other communications between the Parties, which shall be deemed to be Purchase Orders regardless of format.

7.3	Each Purchase Order shall be subject to the Parties’ agreement as specified in the Purchase Order and all terms and provisions of this Agreement. Such agreement may be evidenced by a counter signature or, in the case of email or other electronic Purchase Order through confirmation by reply email or through other reasonable means of confirmation.

7.4	The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Purchase Order that are consistent with the terms and conditions of this Agreement to exclusively govern and control each of the Parties' respective rights and obligations regarding the purchase and sale of the Products, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary or different terms will have no force or effect. Except for such contrary or different terms, the terms and conditions of all Purchase Orders are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 7.4, any additional, contrary or different terms contained in any Purchase Orders or any of LMC’s invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Victory and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties.

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7.5	The Delivery Date, Product specifications, price, quality and inspection requirements stated in a purchase order shall be deemed accepted by LMC unless LMC objects in writing within five Business Days of Victory’s delivery of such purchase order. If LMC objects to the Delivery Date, a new Delivery Date shall be established by mutual agreement between LMC and Victory.

8.	Payment. Unless otherwise agreed to by the parties, invoices will be due at Net 30 Day terms.

9.	Changes. LMC shall notify Victory in writing of any proposed process change that could affect the quality, integrity and delivery of the Products. When applicable, samples shall be provided for qualification testing. No process change shall be made without Victory’s prior written consent.

10.	Warranty.

10.1	LMC warrants that upon Victory’s taking title to Product and for a period of three (3) years thereafter, notwithstanding the termination or cancellation of this Agreement, all products purchased hereunder shall be free from Defects in material and workmanship; shall conform to the published specifications provided by LMC (manufacturing specifications); and shall conform to LMC’s representations and warranties. Victory’s acceptance of Product shall not relieve LMC of its obligations hereunder.

Victory shall notify LMC of any Defect of which Victory is aware. Subject to the provisions of Sections 9 (Changes), in the event of any breach of warranty, Victory may return the affected Products in Victory’s possession to LMC at LMC’s expense, in which case LMC shall, at no charge to Victory, replace such Products and return Products without Defect within ten (10) days. Should LMC not replace the Products within ten (10) days, LMC will issue Victory a credit for the product and related expenses associated with the Purchase Order of that product not limited to, but including shipping, bonding, and insurance.

11	Termination or Cancellation for Default.

11.1	Victory shall have the right to terminate this Agreement in accordance with Section 2.5 of the License.

11.2	A Party may terminate this Agreement upon thirty (30) days written notice if the other Party is (i) the subject of a petition for relief under any bankruptcy, insolvency, or debtor’s relief law (which for an involuntary petition is not dismissed within thirty (30) days), (ii) is liquidated or dissolved, (iii) makes an assignment for the benefit of creditors, or (iv) has a receiver appointed for all or a substantial portion of the assets.

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11.3	LMC may terminate this Agreement if LMC can reasonably demonstrate that unauthorized use of the licensed patents, technical information or other confidential information of LMC has been made by Victory or a person or party within its control provided, that LMC provides at least thirty (30) days prior written notice of such unauthorized use and Victory is unable to cure such unauthorized use within such period..

11.4	The rights and obligations of the Parties contained in those parts of this Agreement that by their nature transcend the expiration or earlier termination of this Agreement shall survive and continue after such expiration or earlier termination and shall bind the Parties and their respective permitted successors and assigns. Specifically, the provisions of Sections 10 (Warranty), 12 (Patent and Copyright; Indemnification), 13 (Confidential Information), and 14 (Quality) shall survive and continue after the effective date of the expiration or termination of this Agreement and shall bind the Parties and their respective permitted successors and assigns. For the avoidance of doubt, the termination or expiration of this Agreement shall not affect the validity, existence or enforceability of the LMC/Armacor Agreements.

11.5	In accordance with and subject to the provisions of Section 2.5 of the License, should LMC fail to provide products under the terms of this Agreement for a period of six months or more, and following written notice of the same by LMC to Victory, LMC cannot supply (or have supplied) the products within thirty (30) days after such written notice, or the products cannot be supplied by LMC at a price that is at least Five Percent (5%) below the MSRP for such products, Victory may source licensed products from alternative sources of supply to maintain business continuity only until such time as LMC is able to restore the supply of products.

12	Patent and Copyright; Indemnification.

12.1	Victory acknowledges LMC possesses Intellectual Property which are considered valuable and necessary to the Products made by LMC. Victory acknowledges LMC’s ownership of such Intellectual Property and agrees that it will do nothing inconsistent with such ownership. Nothing in this Agreement shall give Victory any right, title or interest in the LMC Intellectual Property other than the right to purchase the Products as provided herein for Victory and Victory affiliates and subsidiaries. In addition, Victory shall:

a)	Not challenge, deny or disavow LMC’s ownership rights in the LMC Intellectual Property or modify, reproduce, duplicate, copy or otherwise disclose, use, distribute or disseminate the Intellectual Property in any form;

b)	Restrict disclosure of and access to the LMC Intellectual Property to those of its employees who are required to use the Intellectual Property in the course of their employment, for purposes consistent with this Agreement and who are bound by written agreement to treat such LMC Intellectual Property no less restrictively than as set forth in Section 13 (Confidential Information) below;

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c)	Use its best efforts to prevent any third party, to the extent known by Victory, from infringing upon LMC’s rights in LMC Intellectual Property and to notify LMC promptly of any unauthorized use or disclosure of the LMC Intellectual Property by others as each such unauthorized use or disclosure comes to Victory’s attention; and

d)	Upon the effective date of expiration or earlier termination of this Agreement, and at its own expense, promptly return to LMC the LMC Intellectual Property and all documentation, media, letters, notes, notebooks, reports and all other material in its possession or under its control relating to the LMC Intellectual Property or destroy such documentation, media, letters, notes, notebooks, reports and other material in its possession and certify to LMC in writing of such destruction.

13	Confidential Information.

13.1	Victory will not disclose any of LMC’s trade secrets, confidential information, data, compositions, proprietary information and other confidential information, which may be conveyed in written, oral or visual form to Victory from any source before, during or subsequent to the term of this Agreement (“LMC Confidential Information”). It is expressly understood and agreed that any LMC Confidential Information conveyed to Victory is intended for Victory’s internal use only for purposes of carrying out this Agreement and will be protected by Victory with the same diligence, care and caution that Victory uses to protect its own confidential information, but in no event less than a reasonable standard of care. Upon termination of this Agreement, or earlier at LMC’s request, Victory will return any or all LMC Confidential Information then in Victory’s possession, including all copies thereof or destroy such LMC Confidential Information in its possession and certify to LMC in writing of such destruction. Victory will not disclose or disseminate to any third party the specified contents or provisions of this Agreement without LMC’s prior written consent.

13.2	LMC will not disclose any of Victory’s trade secrets, confidential information, data, compositions, proprietary information and other confidential information, which may be conveyed in written, oral or visual form to LMC from any source before, during or subsequent to the term of this Agreement (“Victory Confidential Information”). It is expressly understood and agreed that any Victory Confidential Information conveyed to LMC is intended for LMC’s internal use only for purposes of carrying out this Agreement and will be protected by LMC with the same diligence, care and caution that LMC uses to protect its own confidential information, but in no event less than a reasonable standard of care. Upon termination of this Agreement, or earlier at Victory’s request, LMC will return any or all Victory Confidential Information then in LMC’s possession, including all copies thereof or destroy such Victory Confidential Information in its possession and certify to Victory in writing of such destruction. LMC will not disclose or disseminate to any third party the specified contents or provisions of this Agreement without Victory’s prior written consent.

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Victory agrees to incorporate the substance of Section 13.1 in each of its subcontracts and orders relating to supplies, materials or services procured by Victory in connection with its performance of its obligations hereunder.

14	Quality.

14.1	Victory is contracting to buy conforming Products and expects Defect-free yields from LMC. Victory seeks a relationship with LMC that maximizes the probability of 100% Defect-free Product.

14.2	LMC shall deliver Products conforming to applicable specifications and which are 100% Defect-free. LMC shall develop a quality program for its production process that ensures Products are Defect-free and share that program with Victory.

14.3	LMC Product Inspection. LMC shall permit representatives of Victory, at any reasonable time and upon 5 business day’s notice, to inspect the Products manufactured by LMC at LMC’s facility or the material manufacturer’s facility prior to the time of delivery of Products to the carrier. Victory may also inspect the product at its own facilities, customer or contract manufacturer’s facilities. Whether or not Victory conducts an inspection, LMC shall maintain a production sample per production run in order to show compliance with product specifications. LMC will share the test certification for each production run, which is done immediately after production.

14.4	LMC Supplier Inspection. LMC shall make provision for Victory to survey the supplier’s material manufacturer for manufacturing and quality control procedures on a no less than an annual basis and by exception if cost, quality or delivery issues surface. This is subject to the contract manufacturer’s policies and availability.

14.5	Rejection. Should the product fail to meet the product specifications, LMC shall at LMC’s expense and at no charge to Victory, replace such Products and return Products without Defect within ten (10) days. Should LMC not replace the Products within ten (10) days, LMC will issue Victory a credit for the product and related expenses associated with the Purchase Order of that Product.

14.6	LMC shall indemnify Victory against any losses resulting from any material failures for Products purchased from LMC. The amount of any claim shall be limited to the amount paid by Victory to LMC for those Product(s) including all shipping, insurance, bonding and other similar costs.

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15	Insurance.

15.1	LMC shall maintain, during the term of this Agreement, all insurance and/or bonds required by Law and necessary to satisfy its obligations under this Agreement.

15.2	LMC shall, upon request by Victory, furnish certificates or other adequate proof of the foregoing insurance.

16	Intended Use.

16.1	Victory shall not use, apply, sell or otherwise utilize LMC Products for any purposes other than their intended use. Victory shall apply LMC Products in accordance with procedures approved by LMC.

16.2	Victory shall indemnify LMC against any losses that may result from the misuse, misapplication or other abuse of any LMC Products by Victory.

17	Notices. All notices, demands and other communication made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile with telephone confirmation addressed to the respective Parties at the following addresses:

LMC	Liquidmetal Coatings, LLC 20404 Whitewood Drive Spring, TX 77373 Attn: Eric Eilertsen, President / C.E.O. E-Mail: eric.eilertsen@liquidmetal-coatings.com Fax: 281-359-1185
With copy to:	Liquidmetal Coatings, LLC 2497 Rancho Parkway South Lake Forest, CA 92630 E-Mail: rick.salas@liquidmetal-coatings.com Attn: Ricardo A. Salas Fax: 949-315-3096
Victory:	Victory Oilfield Technology Attn: Kevin DeLeon 3355 Bees Cave Road, Suite 608 Austin, TX 78746 Attn: E-Mail: kdeleon@vpeg.net Fax: 866-234-9806

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18	General.

18.1	Compliance with Laws. LMC represents and warrants that the Products are and shall be produced and delivered in accordance with all applicable Laws.

18.2	Severability. If any provision herein is held to be invalid or unenforceable for any reason, such provisions shall, to the extent of such invalidity or unenforceability, be reformed or, if necessary, severed to the minimum extent necessary to be valid or enforceable. In the event that any covenant made in this Agreement is more restrictive than permitted by Law, it shall be limited to the extent so permitted.

18.3	Assignment. Neither party may not delegate or assign any or all of its duties, obligations or rights hereunder, without the prior written consent of the other party.

18.4	Governing Law. THIS AGREEMENT AND ALL DISPUTES AND SUITS RELATED THERETO SHALL BE GOVERNED, CONSTRUED, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT APPLICATION OF CONFLICT OF LAW PRINCIPLES. The Parties hereby agree that the State and Federal Courts with jurisdiction over disputes arising in Harris County in Texas shall have exclusive jurisdiction over any matter arising under this Agreement.

18.5	Complete Agreement; Amendment. This Agreement, the Schedules and any addenda attached hereto or referenced herein and the LMC/Armacor Agreements, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements (other than the LMC/Armacor Agreements) and negotiations by and between the Parties. For the avoidance of doubt, the LMC/Armacor Agreements are independent of this Agreement and this Agreement shall not in any way limit, modify, amend, replace or supersede the LMC/Armacor Agreements.

18.6	No Waiver. No delay or failure by either Party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof.

18.7	Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

LIQUIDMETAL COATINGS, LLC		VICTORY OILFIELD TECHNOLOGIES

Signed:	/s/ John Kang	Signed:	/s/ Kevin DeLeon
Name:	John Kang	Name:	Kevin DeLeon
Title:	Chairman	Title:	CEO

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SCHEDULE A

PRODUCT LIST

LAST UPDATED: July 2019

PRODUCT

● Armacor™ MStar
● Armacor TMax
● Armacor Universal
● Armacor Non-Mag
● Liquidmetal X-80
● Others Rick?

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